EX-10.71.11

LIMITED LIABILITY COMPANY AGREEMENT OF

BATUS, LLC

A Delaware Limited Liability Company

Effective as of October 15, 2008

THE UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES ACT OF ANY STATE.  THE UNITS MAY NOT BE RESOLD, TRANSFERRED, OR ASSIGNED BY A MEMBER OR ASSIGNEE UNLESS THE MEMBER OR ASSIGNEE HAS COMPLIED WITH THE TERMS OF THIS LIMITED LIABILITY COMPANY AGREEMENT AND APPLICABLE LAW.

TABLE OF CONTENTS
DRAFTING NOTE: TO BE INSERTED ONCE DOCUMENT FINALIZED

LIMITED LIABILITY COMPANY AGREEMENT
OF
BATUS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of BATUS, LLC (the “Company”) is made and entered into effective as of October 15, 2008 (the “Effective Date”), by and among the undersigned parties, who by their execution of this Agreement have become members of the Company pursuant to the provisions of the Delaware Limited Liability Company Act.

ARTICLE 1

DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

 “Act” means the Delaware Limited Liability Company Act.

“Additional Capital Contribution” means with respect to each Member, the Capital Contributions made by such Member pursuant to Section 8.2 hereof.

“Administrative Member” means SSL.

“Affiliate” means with respect to any Person:  (i) any Person directly or indirectly controlling, controlled by or under common control with such Person; or (ii) any other Person that owns beneficially, directly or indirectly, ten percent (10%) or more of the outstanding capital stock, shares or equity interests of such Person or (iii) any officer, director, general partner (or in the case of a limited liability company, manager) of such Person or any Person controlling or controlled by such Person.  For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Solely for purposes of this Agreement, Baty shall not be deemed to be Affiliates of Emeritus or SSL or vice versa.

“Allocated Invested Capital” means the portion of the Invested Capital of the Company reasonably allocated by the Administrative Member from time to time to each of the Project Entities.

“Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 2009, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate profits, losses and other items of Company income, gain, loss or deduction pursuant to Section 9 hereof.

“Assumed Cap Ex Amount” means during the period from the Effective Date to the first anniversary of the Effective Date, $450 per unit located at the applicable Project Property increased by $50 per year on each anniversary of the Effective Date but in no event more than $650 per unit located at the applicable Project Property.

“Assumed Management Fee” means an amount equal to 5% of the Gross Revenues of the applicable Project Property.

“Bankruptcy” means with respect to any Member, the filing of a voluntary or involuntary petition in bankruptcy by or against a Member pursuant to Chapters 7 or 11 of the United States Bankruptcy Code, unless such petition is denied or dismissed within thirty (30) days after filing in the case of a voluntary petition, or within ninety (90) days after filing in the case of an involuntary petition; the entry of an order of relief in bankruptcy of a Member; the assignment by a Member of its Membership Interest or any interest therein for the benefit of creditors; the appointment of a receiver or trustee for a Member’s property; and the attachment of a Member’s Membership Interest which is not released within thirty (30) days; or the undertaking by any Member of any course or action amounting to the commencement of liquidation or dissolution proceedings.

“Baty” means Daniel R. Baty.

“Baty Buy Out Notice” has the meaning set forth in Section 12.3(b).

“Baty Buy Out Option” has the meaning set forth in Section 12.3(b).

 “Baty Buy Out Purchase Price” means an amount equal to the lesser of (i) the Fair Market Value of the Membership Interest of Baty, or (ii) 50% of the NOI Value of the Project Properties, taken as a whole, but in no event less than an amount equal to the Invested Capital of Baty.

“Buy Out Date” means the date on which SSL or its designee acquires the interest of the Company in any Project Entity pursuant to the terms of Section 12.3 of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of money or the fair market value of services contributed to the Company with respect to the interests in the Company held or purchased by such Member, including Additional Capital Contributions.

“Capital Transaction” means (i) the sale of all or substantially all of the assets of any Project Entity or of the Company’s ownership interest in any Project Entity or (ii) the refinancing or replacement of the initial mortgage used for the acquisition of the Project Property owned by any Project Entity.

“Cash Flow Agreement” means that Agreement of even date herewith by and between Emeritus and Baty providing for the sharing of the positive and negative cash flow of each Project Property.

“Certificate of Formation” means the certificate of formation pursuant to which the Company was formed, as originally filed with the office of the Secretary of State of the State of Delaware, and as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

“Company” means “Batus, LLC.”

“Company Buy Out Notice” has the meaning set forth in Section 12.3(a).

“Company Buy Out Option” has the meaning set forth in Section 12.3(a).

 “Company Buy Out Purchase Price” means the lesser of (i) the Fair Market Value of the Project Property owned by the applicable Project Entity or (ii) the NOI Value of the Project Property owned by the applicable Project Entity but in no event less than the Allocated Invested Capital.

“Contributing Member” has the meaning set forth in Section 8.3(b).

“Contribution Loan” has the meaning set forth in Section 8.3(b).

“Contribution Notice” has the meaning set forth in Section 8.3(a).

“Defaulting Member” has the meaning set forth in Section 16.1.

“Delayed Additional Capital Contribution” has the meaning set forth in Section 8.3(b).

“Emeritus” means Emeritus Corporation, a Washington corporation and the parent of SSL.

“Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any other organization that is not a natural person.

“Fair Market Value” means the fair market value of a Project Property as determined by mutual agreement of the Members or if no such agreement can be reached within thirty (30) days after delivery of the Buy Out Notice, then as determined in accordance with the appraisal procedure set forth in Exhibit A.

“Gross Revenues” means all revenues generated by the operation of a Project Property, but shall not include proceeds from the sale of equipment located at the Project Property, any insurance or condemnation proceeds or any Net Proceeds.

“Invested Capital” of a Member at any time means (i) the amount of the Member’s total Capital Contributions to the Company, less (ii) all distributions made to such Member as a return of Capital Contributions.  For purposes of this definition, distributions shall first be deemed made from profits of the Company and only after all profits have been distributed shall distributions constitute a return of Capital Contributions to the Members.

“Matching Contribution” has the meaning set forth in Section 8.3(b).

“Member” means each Person who executes a counterpart of this Agreement as a Member, in connection with the initial execution of this Agreement or in connection with the subsequent admission of such Person as a Member in accordance with the provisions of this Agreement.

“Membership Interest” means all of a Member’s share in the profits, losses, and other tax items of the Company and distributions of the Company’s assets, and all of a Member’s rights to participate in the affairs of the Company including the right to vote on, consent to or otherwise participate in any decision of the Members, all pursuant to this Agreement and the Act.

“Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, management fees and contingencies, all as reasonably determined by the Administrative Member. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

“Net Proceeds” means the net proceeds from a Capital Transaction after the payment by the Company or the applicable Project Entity of all costs and expenses associated with that Capital Transaction.

“NOI Value” means (A) the sum of (i) the net operating income of the applicable Project Property for the twelve month period immediately preceding the date of the Buy Out Notice, less (ii) the Assumed Cap Ex Amount, less (iii) the Assumed Management Fee, (B) divided by a capitalization rate of 8.25% and (C) less the outstanding principal balance of the Project Debt.

“Noncontributing Member” has the meaning set forth in Section 8.3(b).

“Percentage Interest” means with respect to any Member, the percentage set forth opposite such Member’s name on Schedule 1 of this Agreement, as amended from time to time.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.

“Project Debt” means the debt secured by a Project Property.

“Project Entities” means the limited liability companies and corporations listed on Exhibit C hereto which are the owners of the Project Property.

“Project Property” means individually and collectively, as the context may require, that certain real property described in Exhibits B-1 through B-8 hereof and the improvements thereon and furniture fixtures and equipment therein, all of which comprise the licensed assisted living facilities described in Exhibit C hereto.

“Regulations” includes proposed, temporary and final Treasury regulations promulgated under the Code and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Securities Acts” has the meaning set forth in Section 17.14.

 “SSL” means Summerville Senior Living, Inc., a Delaware corporation, one of the Members of the Company.

“Units” means the Membership Interest owned by a Member, expressed as a number equal to the Percentage Interest held by such Member.

ARTICLE 2

FORMATION OF COMPANY

2.1           Formation.  One or more Persons has acted as an organizer or organizers to form the Company by preparing, executing and filing with the Delaware Secretary of State the Certificate of Formation in accordance with and pursuant to the Act.

2.2           Name  The name of the Company is “Batus, LLC.”

2.3           Principal Place of Business  The principal place of business of the Company shall be 3131 Elliott Avenue, Suite 500, Seattle, WA 98121.  The Company may locate its places of business at any other place or places as the Administrative Member may from time to time deem advisable.

2.4           Registered Office and Registered Agent  The Company's initial registered agent and the address of its initial registered office in the State of Delaware are as follows:

Name                                                      Address

Corporation Service Company                                                                2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

The registered office and registered agent may be changed by the Administrative Member from time to time.

2.5.           Term.  The term of the Company commenced on August 18, 2008 and shall continue until the Company is dissolved and terminated in accordance with the provisions of this Agreement.

ARTICLE 3

BUSINESS OF COMPANY

The business of the Company shall be:

(a)           prior to the Buy Out Date with respect to any Project Entity, to be the sole member of the Project Entities; and

(b)           to exercise all other powers necessary to or reasonably connected with the foregoing purpose which may be legally exercised by limited liability companies under the Act.

The business of the Company shall not be modified except with the express consent of the Members of the Company.

ARTICLE 4

NAMES AND ADDRESSES OF MEMBERS

The names, addresses, Percentage Interest and number of Units of each Member are set forth on attached Schedule 1, as amended or restated from time to time.

ARTICLE 5

RIGHTS AND OBLIGATIONS OF MEMBERS

5.1           Management of the Company.  The Members, in their capacities as members, shall not be entitled to participate in the day-to-day affairs and management of the Company, but instead, the Members' right to vote or otherwise participate with respect to matters relating to the Company shall be limited to those matters as to which the express terms of the Act or this Agreement vest in the Members the right to so vote or otherwise participate.

5.2           Election and Appointment of Administrative Member.  SSL is hereby appointed by the Members as the Administrative Member of the Company.

5.3           Limitation of Liability.  Each Member's liability shall be limited as set forth in this Agreement and the Act.  As between the Members with respect to Company obligations, the liability for those obligations, including any and all personal guarantees given by the Members for Company obligations, shall be shared by the Members in accordance with their respective Percentage Interests.  The Company and each Member shall indemnify, defend and hold harmless any Member against any Company liability in excess of that Member's Percentage Interest.

5.4           Indemnification.  The Company shall indemnify the Members, in each Member’s capacity as a Member, for all costs, losses, liabilities and damages paid or accrued by such Member, and advance expenses incurred by the Member in connection with the business of the Company, to the fullest extent provided or allowed by the Act, unless such debt, obligation or liability is incurred by the Member in violation of the terms of this Agreement or as a prohibited exercise of the Member's authority.

5.5           Inspection of Records.  Upon reasonable request, each Member shall have the right to inspect and copy at such Member's expense, during ordinary business hours the records required to be maintained by the Company pursuant to Section 11.4.

5.6           No Priority and Return of Capital.  Except as expressly provided in Article 9 or 10, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to profits, losses or distributions; provided; that this Section 5.6 shall not apply to loans made by a Member to the Company.

5.7           Withdrawal of Member.  No Member shall voluntarily resign or otherwise withdraw as a Member.

ARTICLE 6

ACTION BY MEMBERS

6.1           General.  In exercising their rights as provided in this Agreement or in the Act, and in exercising any other voting rights, the Members shall act collectively through meetings and/or written consents as provided in this Article.

6.2           No Meetings.  In light of the fact that, except as otherwise required by this Agreement or the Act, all decisions of the Company are to be made by the Administrative Member, the Company will not have meetings of any kind unless requested by a Member, nor shall any action of the Company require a vote at a meeting.

6.3           Action by Members Without a Meeting.  Any action requiring Member consent may be taken without a meeting if one or more written consents describing such action are executed by Members holding sufficient Units to approve such action.  Such consents shall be delivered to the Administrative Member for inclusion in the Company's minutes and notice of such action shall be given to each Member who did not sign such consent as provided in Section 17.1, within three (3) business days.  Action taken under this Section 6.3 shall be effective when the requisite Members have signed the consent or consents and delivered them to the Administrative Member, unless such consents specify a different effective date.  The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a consent.

ARTICLE 7

ADMINISTRATIVE MEMBER

7.1           Management.  Except as otherwise expressly provided in this Agreement or in the Act, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the Administrative Member.  Accordingly, the Administrative Member shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business in the ordinary course.  Without limiting the generality of the foregoing, the Administrative Member shall have power and authority, on behalf of the Company acting on behalf of itself and/or on behalf and in the name of the Project Entities in its capacity as the sole member of the Project Entities:

(i)           to acquire property from any Person;

(ii)           to borrow money from financial institutions, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company and/or the Project Entities to secure repayment of the borrowed sums;

(iii)           to purchase liability and other insurance to protect the Company's and/or the Project Entities’ property and business;

(iv)           to acquire, improve, manage, charter, operate, sell, transfer, exchange, encumber, pledge or dispose of any real or personal property of the Company or the Project Entities including, but not limited to, some or all of the Project Properties and/or its ownership interests in the Project Entities, subject, however, to any limitations which may be imposed under any loan documents to which the Company or the Project Entities may be a party;

(v)           to invest Company and/or Project Entity funds temporarily in time deposits, short-term governmental obligations, commercial paper or other short-term investments;

(vi)           to execute instruments and documents, including without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company's and/or the Project Entities’ property, including, but not limited to, some or all of the Project Properties and/or its ownership interests in the Project Entities, subject, however, to any limitations which may be imposed under any loan documents to which the Company or the Project Entities may be a party, and any other instruments or documents necessary to the business of the Company and/or the Project Entities; provided, however, to the extent any debt documents to which the Company is a party require personal Guarantees such Guarantees shall be provided by the Members or, if required by the lender, by Emeritus and Baty and, to the extent acceptable to the lender shall be pro rata based on their Percentage Interests in the Company or if the lender will not accept such pro rata guarantees then the guarantors shall concurrently enter into a Contribution Agreement providing for reimbursement of one guarantor by the other to the extent the amount paid by such guarantor exceeds its or its Affiliate’s Percentage Interest in the Company;

(vii)           subject to Section 7.5, to employ accountants, legal counsel, managing agents or other experts to perform services for the Company and/or the Project Entities and to compensate them from Company and/or Project Entity funds, as applicable;

(viii)           to establish reasonable reserves in connection with the ownership of the assets of the Company and the operation of the business of the Company;

(ix)           enter into any and all other agreements with any other Person for any purpose related to the business of the Company and/or the Project Entities;

(x)           to open bank accounts in the name of the Company and/or the Project Entities;

(xi)           to make elections available to the Company and/or the Project Entities under the Code; and

(xii)           to do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business and the business of the Project Entities.

Unless authorized to do so by this Agreement or by the Administrative Member, no Member, employee or other agent of the Company shall have any power or authority to bind the Company or any Project Entity in any way, to pledge its credit or to render it liable for any purpose.

7.2           Responsibility of Administrative Member.  The Administrative Member shall have those duties and responsibilities as provided in the Act.

7.3           Payment of Salary and Expenses.  The Company shall pay all of its expenses of operation.  The Company shall also pay or reimburse the Administrative Member for reasonable out-of-pocket expenses incurred by the Administrative Member on behalf of the Company including all expenses incurred in the organization of the Company.  Fees and costs incurred by Members in connection with the purchase of an interest in the Company shall be borne solely by that Member. The Company shall not otherwise compensate, through salary or otherwise, the Administrative Member, any Member or any of their respective Affiliates.

7.6           Limitation on Liability; Indemnification.  The Administrative Member shall not be liable, responsible or accountable, in damages or otherwise, to the Company or to any Member for any act or omission by any such Administrative Member performed in good faith pursuant to the authority granted to such Administrative Member by this Agreement or in accordance with its provisions, and in a manner reasonably believed by such Administrative Member to be within the scope of the authority granted to such Administrative Member and in the best interest of the

Company; provided that such act or omission did not constitute gross negligence, intentional misconduct, a knowing violation of the law, or a transaction from which the Administrative Member will personally receive a benefit in money, property, or services to which the Administrative Member is not legally entitled as determined by binding dispute resolution. The Company shall indemnify and hold harmless the Administrative Member and each director, officer, partner, employee, or agent of the Administrative Member, against any liability, loss, damage, cost or expense incurred by them on behalf of the Company or in furtherance of the Company's best interest without relieving the Administrative Member of liability for gross negligence, intentional misconduct, a knowing violation of the law or the terms of this Agreement, or any transaction from which the Administrative Member will personally receive a benefit in money, property, or services to which the Administrative Member is not legally entitled.  No Member shall have any personal liability with respect to the satisfaction of any required indemnification of the above-mentioned Administrative Member.

Any indemnification required to be made by the Company shall be made promptly following the fixing of the liability, loss, damage, cost or expense incurred or suffered by a final judgment of any court, settlement, contract or otherwise.  In addition, the Company may advance funds to a Administrative Member claiming indemnification under this Section 7.6 for legal expenses and other costs incurred as a result of a legal action brought against such person only if (i) the legal action relates to the performance of duties or services by the Administrative Member on behalf of the Company, (ii) the legal action is initiated by a party other than a Member, and (iii) such Administrative Member undertakes to repay the advanced funds to the Company if it is determined that such Administrative Member is not entitled to indemnification pursuant to the terms of this Agreement.

7.7           Right to Rely on Administrative Member.

7.7.1                      Any person dealing with the Company may rely upon a certificate signed by the Administrative Member as to:

(a) The identity of the Administrative Member or a Member;

(b) The existence or nonexistence of any fact or facts regarding the affairs of the Company; or

(c) The Administrative Member and/or Members who are authorized to execute and deliver any instrument or document on behalf of the Company.

7.7.2                      Provided that the action either has been duly authorized by the Members as provided in this Agreement or is within the authority of the Administrative Member under this Agreement, the signature of the Administrative Member shall be all that is necessary and sufficient to bind the Company to any document, agreement or instrument, and all of the Members agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the Administrative Member shall be sufficient to execute any “statement of company” or other documents necessary to effectuate this or any other provision of this Agreement.

7.8           Standard of Care; Liability.  The Administrative Member shall discharge its duties as Administrative Member in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner it reasonably believes to be in the best interests of the Company.

ARTICLE 8

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

8.1           Capital Accounts and Members’ Initial Capital Contributions.

8.1.1                      A separate capital account (“Capital Account”) will be maintained for each Member throughout the term of the Company in accordance with Code Section 704(b) and the regulations promulgated thereunder.

8.1.2                      Each Member shall contribute capital described in this Agreement, the amount and form of which is as set forth in the attached Schedule 1, as such Member's share of the Members' initial Capital Contribution, at such times and as provided in this Section 8.1.  A Member shall not be entitled to receive interest on any portion of its Capital Contributions or Capital Account.  A Member will, however, be entitled to receive interest on any loans it makes to the Company pursuant to Section 8.3.

8.2           Additional Capital Contributions.

(a)           In addition to the initial Capital Contributions described in Section 8.1, each Member shall contribute to the Company upon demand by the Administrative Member, on no less than thirty (30) days notice, such additional capital in proportion to their respective Percentage Interests (“Additional Capital Contributions”) as may be required: (1) to pay operating costs of the Company and/or the Project Entities which are not funded out of the capital (including Contribution Loans) and earnings of the Company and/or the Project Entities; (2) to make payments on optional loans under Section 8.3 which are not funded out of the capital or earnings of the Company and/or the Project Entities; or (3) for other purposes as the Administrative Member may determine to be in the best interests of the Company and/or the Project Entities.  Additional Capital Contributions pursuant to this Section 8.2 shall be made by the Members on the thirtieth (30th) day following receipt of notice from the Administrative Member of such Additional Capital Contributions (the “Contribution Notice”).  The provisions of this Section 8.2(a) shall not create any rights in any third party.  No person or Entity shall have the right to enforce this Section 8.2 except the Company.

(b)           If a Member fails to make all or any part of any Additional Capital Contribution required by Section 8.2(a) (“Noncontributing Member”), the other Member (the “Contributing Member”) shall make an Additional Capital Contribution in an amount equal to the Additional Capital Contribution made by the Noncontributing Member (the “Matching Contribution”), and may, but is not required to, lend to the Company an amount equal to the amount of such Additional Capital Contribution not contributed by the Noncontributing Member (a “Contribution Loan”).  A Contribution Loan shall bear interest at the rate of fifteen percent (15%).  At any time during the term of the Contribution Loan, the Noncontributing Member shall be entitled to contribute, as an Additional Capital Contribution, an amount equal to the principal and interest due on the Contribution Loan (“Delayed Additional Capital Contribution”), in which case, the Company shall immediately repay the Contribution Loan.  The principal portion of the Delayed Additional Capital Contribution only shall be added to the contributor's Invested Capital and Capital Account, and the Percentage Interests and Membership Interests of the Members shall be as though the original contribution was made when called for.

(c)           In the event that a Member makes an Additional Capital Contribution in excess of the amount required pursuant to this Section 8.2, such excess amount shall be returned to such Member within ten (10) business days of the contribution date.

8.3           Optional Loans by Members.

8.3.1                      Optional Loans.  With the approval of the Administrative Member, a Member may, but will not be required to, advance additional monies to the Company (which the Company may in turn loan to one or more of the Project Entities) as a loan upon such terms as the lending Member and the Administrative Member may agree.  The interest rate on any loan by a Member to the Company shall be determined by the Administrative Member and the lending Member.  Notwithstanding the foregoing, however, no Member may make an optional loan to the Company pursuant to this Section 8.3 without prior written notice from the Company to all Members and an opportunity to all Members to loan the Company the necessary funds in their respective Percentage Interests as optional loans.

8.3.2                      Treatment of Loans.  No loan will result in an increase in the Percentage Interest of the lending Member, and the amount of any such loan will not be credited to the lending Member's Capital Account, except, in either case, in accordance with Section 8.2(b).  Any loan will be an obligation of the Company to the lending Member, with interest, and will be repaid to the lending Member before any amount may be distributed to any Member with respect to its Percentage Interest.  Interest on such loans will be payable without regard to the profits or losses of the Company and will be treated as a transaction with a Member other than in its capacity as a Member of the Company pursuant to Section 707(a) of the Code.  All such loans will be repayable solely from the Company's assets and represented by promissory notes executed by the Company.

8.4           Withdrawal or Reduction of Members’ Contributions to Capital.  A Member shall not receive out of the Company's property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid and there remains property of the Company sufficient to pay them.  A Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for its Capital Contribution.

ARTICLE 9

ALLOCATIONS OF NET PROFITS AND LOSSES

Profits and losses for any Allocation Year shall be allocated to the Members in proportion to their Percentage Interests.

ARTICLE 10

DISTRIBUTIONS

10.1           Net Cash Flow.  Except as otherwise provided in Article 14 hereof, Net Cash Flow, if any, shall be distributed not later than ninety (90) days after the end of each calendar year, or more frequently as the Administrative Member may determine in its discretion, to the Members in proportion to their Percentage Interests.

10.2           Amounts Withheld.  All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 10.2 for all purposes under this Agreement.  The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

10.3           Distributions in Kind.  Non-cash assets, if any, shall be distributed in a manner that reflects how cash proceeds from the sale of such assets for fair market value would have been distributed (after any unrealized gain or loss attributable to such non-cash assets has been allocated among the Members in accordance with Article 9).  No Member shall be entitled to demand a distribution in kind.

10.4           Limitation Upon Distributions.  The Company shall not make a distribution if, after giving effect to the distribution, (a) the Company would not be able to pay its debts as they become due in the usual course of business, or (b) all liabilities of the Company, other than liabilities to the Members on account of their Units and liabilities for which the recourse of creditors is limited to specified property, exceed the fair value of the Company's assets, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds that liability.

10.5           Capital Transaction.  In the event of a Capital Transaction, the Net Proceeds shall be distributed to Members pro rata in accordance with their respective Percentage Interest; provided, however, in the event there are not Net Proceeds and a capital contribution is required in order to enable the Company or the applicable Property Entity to consummate such Capital Transaction, then the Members shall contribute any funds necessary to consummate such Capital Transaction pro rata in accordance with their respective Percentage Interest.

ARTICLE 11

ACCOUNTING, BOOKS AND RECORDS

11.1           Accounting Principles.  The Company's books and records shall be kept, and its income tax returns prepared, under such sound method of accounting, consistently applied, as the Administrative Member determines is in the best interest of the Company and its Members.

11.2           Interest on and Return of Capital Contributions.  No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein.

11.3           Accounting Period.  The Company's accounting and tax period shall be the calendar year.

11.4           Records, Audits and Reports.  At the expense of the Company, the Administrative Member shall maintain records and accounts of all operations and expenditures of the Company.  At a minimum the Company shall keep at its principal place of business the following records:

(a)           A current list and past list, setting forth the full name and last known mailing address of each Member;

(b)           A copy of the Certificate of Formation and all amendments thereto;

(c)           Copies of this Agreement and all amendments hereto;

(d)           Copies of the Company's federal, state, and local tax returns and reports, if any, for the three (3) most recent years;

(e)           Minutes of every meeting of the Members and any written consents obtained from Members for actions taken by Members without a meeting; and

(f)           Copies of the Company's financial statements for the three (3) most recent years.

11.5           Tax Matters Partner.

11.5.1                      Designation.  The Administrative Member shall be the “Tax Matters Partner” of the Company pursuant to Code Section 6231(a)(7).

11.5.2                      Expenses of Tax Matters Partner; Indemnification.  The Company shall indemnify and reimburse the Tax Matters Partner for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members attributable to the Company.  The payment of all such expenses shall be made before any distributions are made to Members (and such expenses shall be taken into consideration for purposes of determining Net Cash Flow) or any discretionary reserves are set aside.  Neither the Tax Matters Partner nor any Member shall have any obligation to provide funds for such purpose.  The provisions for exculpation and indemnification of Administrative Member set forth in Section 7.6 of this Agreement shall be fully applicable to the Member acting as Tax Matters Partner for the Company.

11.6           Returns and Other Elections.  The Administrative Member shall cause the preparation and timely filing of all tax and information returns required to be filed by the Company pursuant to the Code and all other tax and information returns deemed necessary and required in each jurisdiction in which the Company does business.  Copies of such returns shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year.

11.7           Information Reports.  The Administrative Member shall provide to the Members copies of any financial statements prepared by the Project Entities for delivery to their lenders or landlords under the terms of any applicable lease or loan documents to which the Project Properties may be subject.  Upon request by a Member, the Administrative Member shall provide the requesting Member a copy of the most recently prepared financial statements for any or all of the Project Entities.

ARTICLE 12

TRANSFERABILITY

12.1           General.  Except as otherwise expressly provided in this Agreement, a Member shall have no right to:

(a)           sell, encumber, assign, transfer, exchange or otherwise transfer for consideration, (collectively, “sell” or “sale”),

(b)           except in accordance with Section 12.4, gift, bequeath or otherwise transfer for no consideration whether or not by operation of law, except in the case of bankruptcy (collectively “gift”), all or any part of its Membership Interest.  In particular, each Member hereby acknowledges that no sale or gift of any Membership Interest shall be permitted other than to the other Member without the consent of the Administrative Member, which may be withheld in its sole and absolute discretion.  Each Member hereby acknowledges the reasonableness of the restrictions on sale and gift of Membership Interests imposed by this Agreement in view of the Company's purposes and the relationship of the Members.  Accordingly, the restrictions on sale and gift contained herein shall be specifically enforceable.  Any sale, gift or other transfer in violation of this Agreement shall be void and of no force and effect.  In the event that any Member pledges or otherwise encumbers any of its Membership Interest as security for repayment of a liability as permitted under this Agreement, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all the terms and conditions of this Article 12.

12.2.                      Pledge as Security. Notwithstanding the foregoing, the Members shall have the right to pledge their Membership Interests in the Company and the Administrative Member shall have the right to pledge the Company’s Membership Interest in each of the Project Entities to one or more lenders as security for the loan obligations of the Project Entities.

12.3.                      Buy Out Options.

(a)           SSL or its designee(s) shall have the right (the “Company Buy Out Option’) from time to time at anytime from and after January 1, 2011 on written notice to the Company (the “Company Buy Out Notice”) to acquire the membership interest of the Company in any or all of the Project Entities (the “Applicable Project Entity Interest”) for the Company Buy Out Purchase Price. In the event of the exercise on one or more occasions of by SSL of the Company Buy Out Option, the closing of the purchase and sale of the Applicable Project Entity Interest shall occur on the date specified by SSL in the Company Buy Out Notice, which date shall be no less than thirty (30) days nor more than one hundred twenty (120) days after the date of the Company Buy Out Notice. The Company Buy Out Purchase Price shall be due by wire transfer of immediately available funds at the closing of the Company Buy Out Option.  At the Closing, the Company shall execute such documents as may be reasonably requested by SSL to reflect the transfer and conveyance of the Applicable Project Entity Interest free and clear of all liens, charges and encumbrances.   For the avoidance of doubt the parties acknowledge and agree that the Company Buy Out Option may be exercised on one or more occasions and as to one or more of the Project Entities.

(b)           SSL or its designee shall also have the right (the “Baty Buy Out Option”) at any time from and after January 1, 2001 on written notice to Baty to acquire the membership interest of Baty in the Company for the Baty Buy Out Purchase Price.  In the event of the exercise by

SSL of the Baty Buy Out Option, the closing of the purchase and sale of the Membership Interest of Baty in the Company shall occur on the date specified by SSL in the Baty Buy Out Notice, which date shall be no less than thirty (30) days nor more than one hundred twenty (120) days after the date of the Baty Buy Out Notice. The Baty Buy Out Purchase Price shall be due by wire transfer of immediately available funds at the closing of the Baty Buy Out Option.  At the Closing, Baty shall execute such documents as may be reasonably requested by SSL to reflect the transfer and conveyance of the Membership Interest of Baty free and clear of all liens, charges and encumbrances.

(c)           If SSL or its designee(s) exercise the Company Buy Out Option or the Baty Buy Out Option under this Section 12.3, it will be a condition of the Closing of any such option that either (i) any guaranty made by Baty of any debt or obligation of the Company (or the Applicable Project Entity or Entities if less than all of the Project Entities are being purchased) will be released upon Closing or (ii) at Closing SSL or its designee(s) shall provide an indemnity to Baty with respect to his guaranty obligations, which indemnity shall be in form and substance acceptable to Baty.

12.4           Transfer for Estate Planning.  Baty may gift or devise all or any portion of his Membership Interest without the consent of the Administrative Member; provided, that (a) the transferee is Baty’s spouse, or lineal descendent (including adopted children) or a trust in which such persons are the sole beneficiaries and (b) the transferee agrees in writing to be bound by the terms of this Agreement.  In the event of the gift or devise of all or any portion of Baty’s Membership Interest to one or more transferees who are under the age of twenty-one (21), one or more trusts shall be established to hold the gifted interests for the benefit of such transferee(s) until all of the transferee(s) reach the age of at least twenty-one (21) years.

ARTICLE 13

ADDITIONAL MEMBERS

The Members acknowledge and agree that given the nature of the relationship between them being established by this Agreement they do not contemplate admitting any other Members to the Company.

ARTICLE 14

DISSOLUTION AND TERMINATION

14.1           Events of Causing Dissolution.  Except as otherwise provided in this Agreement, the Company shall dissolve upon the earliest to occur of the following:

(a)           The time, if any, for dissolution specified in the Certificate of Formation, or in Section 2.5 of this Agreement;

(b)           As soon as practical after the sale or other disposition of all or substantially all of the assets of the Company and/or of the Project Entities, it being understood and agreed that, it is the intent of the Members to make a determination on or before the tenth (10th) anniversary of the Effective Date whether to (i) continue the business of the Company, (ii) sell the Project Properties then owned by the Project Entities and/or the Company’s interest in the Project Entities then owned by the Company and/or (iii) roll some or all of the assets of the

Company up into the business and operations of SSL and/or Emeritus, or an entity owned or controlled by or under common control with Baty;

(c)           The entry of a decree of judicial dissolution;

(d)           Upon the expiration of two (2) years after the effective date of administrative dissolution;

(e)           The unanimous consent of the Members; or

(f)           Any other event or act causing dissolution of the Company pursuant to the Act or this Agreement.

The Company shall not dissolve upon an event of dissociation of a Member.  The events described in this Section 14.1 shall be the exclusive causes of a dissolution of the Company.

14.2           Allocation of Profit and Loss in Liquidation.  The allocation of profits, losses and other items of the Company following the date of dissolution, including but not limited to gain or loss upon the sale of all or substantially all of the Company's assets, shall be determined in accordance with the provisions of Article 9 and shall be credited or charged to the Capital Accounts of the Members in the same manner as profits, losses, and other items of the Company would have been credited or charged if there were no dissolution and liquidation.

14.3           Winding Up, Liquidation and Distribution of Assets.  Upon dissolution, the Administrative Member shall immediately proceed to wind up the affairs of the Company.  The Administrative Member shall sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Administrative Member may determine to distribute any assets in kind) and shall apply the proceeds of such sale and the remaining Company assets in the following order of priority:

(a)           Payment of creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company, other than liabilities for distributions to Members;

(b)           To establish any reserves that the Administrative Member deems reasonably necessary for contingent or unforeseen obligations of the Company and, at the expiration of such period as the Administrative Member shall deem advisable, the balance then remaining in the manner provided in Paragraph (c) below:

(c)           By the end of the taxable year in which the liquidation occurs (or, if later, within ninety (90) days after the date of such liquidation), to the Members in proportion to the positive balances in their respective Capital Accounts, and then by their respective Percentage Interests.

14.4           No Obligation to Restore Negative Capital Account Balance on Liquidation.  Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g), if any Member has a negative Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution to the Company, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

14.5           Termination.  The Members shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.  Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

14.6           Certificate of Cancellation.  When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, the Administrative Member shall file a certificate of cancellation as required by the Act.  Upon filing the certificate of cancellation, the existence of the Company shall cease, except as otherwise provided in the Act.

14.7           Return of Contribution Nonrecourse to Other Members.  Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution.  If the property remaining after the payment or discharge of liabilities of the Company is insufficient to return the contributions of Members, no Member shall have recourse against any other Member.

ARTICLE 15

ACTIVITIES OF ADMINISTRATIVE MEMBER AND MEMBERS

15.1           Independent Activities.  Each Member and Administrative Member, and their respective Affiliates shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that some of the Members and their Affiliates may enter into transactions that are similar to the transactions into which the Company may enter, and the Company and each Member waives the right or claim to participate therein.

15.2           Transactions with Members and Affiliates.  Nothing herein shall prohibit the Company or any Project Entity from engaging in any transactions with its Members or its or their Affiliates provided the same are arm length transactions on commercially reasonable terms which are no less favorable to the Company or the applicable Project Entity than the terms available from an unrelated third party.

ARTICLE 16

DEFAULT

16.1           Default.  A Member shall be in default (“Defaulting Member”) hereunder upon the occurrence of any of the following events:

(a)           If any Member makes an assignment for the benefit of creditors or applies for the appointment of a trustee, liquidator or receiver of any part of its/his assets or commences any proceedings relating to such Member under any federal or state law relating to bankruptcy, insolvency, reorganization or similar laws;

(b)           If any Member has a proceeding commenced against him/it relating to the appointment of a trustee, liquidator or receiver pursuant to any proceedings under any federal or state law relating to bankruptcy, insolvency, reorganization or similar laws which is not actively contested by such Member, provided that such Member shall be in default hereunder if the subject proceeding is adversely determined to the Member’s position;

(c)           If any Member suffers his/its interest in the Company to become subject to any attachment, levy, execution or other judicial seizure;

(d)           If any Member transfers his/its interest in violation of Section 12.1;

(e)           If any Member breaches or fails to perform any other material provision of this Agreement and such breach or failure is not cured within thirty (30) days after written notice of breach approved by the non-breaching Member; provided, however, that while failure to provide funds in response to a call for Additional Capital Contributions may result in certain consequences described in Section 8, it shall not cause a Member to become a Defaulting Member.

16.2           Remedies.  Upon any Member becoming a Defaulting Member, the Company may take any one or more of the following actions as determined by the Administrative Member, in addition to the other actions permitted by this Agreement:

(a)           Dissolve and terminate the Company as provided in Article 14 and offset against any amount to be distributed to the Defaulting Member the damages caused to the Company by the Defaulting Member; or

(b)           Pursue any remedy at law or in equity against the Defaulting Member.

16.3           Defaulting Member.  A Defaulting Member shall have no right to vote upon or otherwise participate in management of the Company, whether as a Administrative Member or to vote a Percentage Interest, regardless of whether the remaining Members have commenced to exercise any available remedies.

16.4           Attorneys’ Fees.  In the event of any litigation, arbitration or other proceeding (including proceedings in bankruptcy and probate and on appeal), declaratory or otherwise brought to enforce or interpret this Agreement, including an action to collect or enforce a judgment or order entered in any such litigation or proceeding, the prevailing party therein shall be entitled to the award of its reasonable attorneys' fees from the non-prevailing party.  “Attorneys' Fees” means and includes all costs and expenses, including attorneys', paralegals', clerical and consultants' respective fees and charges expended or incurred in connection with a matter or proceeding arising out of or in connection with this Agreement.

ARTICLE 17

MISCELLANEOUS PROVISIONS

17.1           Notices.  Any notice, demand, or communication required or permitted under this Agreement shall be deemed to have been duly given if delivered personally to the party to whom directed or, if mailed by registered or certified mail, postage and charges prepaid, addressed:

(a)           if to Baty:

c/o Columbia Pacific Management
1910 Fairview Avenue East l Suite 500
Seattle WA, 98102

(b)           if to SSL:

c/o Emeritus Corporation
3131 Elliott Avenue
Seattle, WA 98121
Attn:  Eric Mendelsohn, SVP Corp. Development

with a copy to:

The Nathanson Group PLLC
One Union Square
600 University
Suite 2000
Seattle, WA  98101
Attn: Randi S. Nathanson

(c)           if to the Company:

to the Company at the address specified in Section 2.3.

Except as otherwise provided herein, any such notice shall be deemed to be given when personally delivered or, if mailed, three (3) business days after the date of mailing.  A Member or the Company may change its address for the purposes of notices hereunder by giving notice to the others specifying such changed address in the manner specified in this Section 17.1.

17.2           Governing Law.  This Agreement shall be construed and enforced in accordance with the internal laws, not the law of conflicts, of the State of Delaware.

17.3           Amendments.  This Agreement may not be amended except in writing, signed by all of the Members.

17.4           Construction.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

17.5           Arbitration.  Any matter that arises involving the performance or interpretation of this Agreement or the operation and management of the Company that the Members are unable to settle by mutual agreement, or that requires the consent of both Members and they are unable to reach agreement, and in any case in which this Agreement provides for adjustments, changes, settlements, or determinations by mutual agreement of the parties and the parties are unable to reach a mutually satisfactory agreement within a reasonable time, shall be settled and determined by arbitration.  The dispute, controversy or claim may be submitted to arbitration by either Member by giving the other Member thirty (30) days prior written notice of intent to do so.  The arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority.  The arbitration shall be conducted in Seattle, Washington.

17.6           Headings.  The headings in this Agreement are inserted for convenience only and shall not affect the interpretations of this Agreement.

17.7           Waivers.  The failure of any Person to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

17.8           Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy shall not preclude or waive the right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

17.9           Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

17.10                      Heirs, Successors and Assigns.  Each of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

17.11                      Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

17.12                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

17.13                      Representation as to Non-Foreign Status.  Each Member represents and warrants to the other Members and to the Administrative Member that the Member is neither a “foreign person” nor a “foreign partner” as such terms are defined for purposes of Sections 1445 and 1446 of the Code.  Each Member agrees to promptly notify the Company in writing of any change in such status.

17.14                      Investment Representations.  The Units have not been registered under the Securities Act of 1993, the Securities Act of Delaware or any other state securities laws (collectively, the “Securities Acts”) because the Company is issuing the Units in reliance upon the exemptions from the registration requirements of the Securities Acts, and the Company is relying upon the fact that the Units are to be held by each Member for investment.  Accordingly, each Member hereby confirms the Units have been acquired for such Member's own account, for investment and not with a view to the resale or distribution thereof and may not be offered or sold to anyone unless there is an effective registration or other qualification relating thereto under all applicable Securities Acts or unless such Member delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification is not required.  The Members understand that the Company is under no obligation to register the Units or to assist any Member in complying with any exemption from registration under the Securities Acts.

Executed by the undersigned Members effective as of the date first above written.

(Signature Pages Follow)

SUMMERVILLE SENIOR LIVING, INC.

By /s/ Eric Mendelsohn
      Eric Mendelsohn
      Its Senior V.P. Corporate Development

/s/ Daniel R. Baty
DANIEL R. BATY

SCHEDULE 1

MEMBER INFORMATION

Member Name and Address	Capital Contribution[1]	Number of Units	Percentage Interest
Daniel R. Baty c/o Columbia Pacific Management, Inc. 1910 Fairview Avenue East Suite 500 Seattle, WA 98102		50	50%
Summerville Senior Living, Inc. 3131 Elliott Avenue Suite 500 Seattle, WA 98121		50	50%

1 The Members’ initial Capital Contributions will be based on the equity required to complete the acquisition of the Project Properties. Once determined, the Members will enter into a First Amendment to this Agreement confirming the amounts of the Members’ initial Capital Contributions.

EXHIBIT A
APPRAISAL PROCEDURE

Each party shall within ten (10) days after written demand by the other select one MAI Appraiser to participate in the determination of Fair Market Value.  For all purposes, the Fair Market Value shall be the fair market value of the Project Property unencumbered by any operating lease to which it may then be subject and without any value being attributed to the benefits, if any, of the Net Cash Flow Agreement. Within ten (10) days of such selection, the MAI Appraisers so selected by the parties shall select a third (3rd) MAI Appraiser.  The three (3) selected MAI Appraisers shall each determine the Fair Market Value of the Project Property within thirty (30) days of the selection of the third (3rd) appraiser.  To the extent consistent with sound appraisal practices as then existing at the time of any such appraisal, and if requested by the Members, such appraisal shall be made on a basis consistent with the basis on which the Project Property was appraised at the time of its acquisition by the applicable Project Entity.  The Members shall share the fees and expenses of any MAI Appraiser retained pursuant to this Exhibit pro rata based on their Percentage Interests.

If either party fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the fair market value of the Project Property in accordance with the provisions of this Exhibit and the Fair Market Value so determined shall be binding upon the parties. If the MAI Appraisers selected by the parties are unable to agree upon a third (3rd) MAI Appraiser within the time period set forth in the foregoing paragraph, either party shall have the right to apply to the presiding judge of the court of original trial jurisdiction in the county in which the Project Property is located to name the third (3rd) MAI Appraiser. The cost of any such proceeding shall be shared by the Members pro rata based on their Percentage Interests.

Within five (5) days after completion of the third (3rd) MAI Appraiser’s appraisal, all three (3) MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the fair market value of the Project Property. If a majority are unable to determine the fair market value at such meeting, the three (3) appraisals shall be added together and their total divided by three (3).  The resulting quotient shall be the Fair Market Value.  If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded.  If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be such Fair Market Value.  If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such Fair Market Value.  In any event, the result of the foregoing appraisal process shall be final and binding.

“MAI Appraiser” shall mean an appraiser licensed or otherwise qualified to do business in the state where the Project Property is located and who has substantial experience in performing appraisals of facilities similar to the Project Property and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by the Members.

EXHIBIT B-1 THROUGH B-8

THE PROJECT PROPERTIES LEGAL DESCRIPTIONS

EXHIBIT C

THE FACILITIES

Facility Name, Address and Number of Beds/Units	Project Entity Owner	Tenant
Emeritus at Grand Terrace 22325 Barton Road Grand Terrace, CA 92313	EMERITOL GRAND TERRACE INC	Emeritus Corporation
Seville Estates 7401 Seville Drive Amarillo, TX 79121	EMERITOL SEVILLE ESTATES LLC	ESC IV, L.P., a Washington limited partnership
Dowlen Oaks 2250 Dowlen Road Beaumont, TX 77706	EMERITOL DOWLEN OAKS LLC	ESC IV, L.P., a Washington limited partnership
Saddleridge Lodge 1808 W Loop 250 N Midland, TX 79705	EMERITOL SADDLERIDGE LODGE LLC	ESC IV, L.P., a Washington limited partnership
Meadowlands Terrace 3801 Martin Luther King Jr. Blvd Waco, TX 76708	EMERITOL MEADOWLANDS TERRACE LLC	ESC IV, L.P., a Washington limited partnership
Lakeridge Place 2649 Plaza Parkway Wichita Falls, TX 76308	EMERITOL LAKERIDGE PLACE LLC	ESC IV, L.P., a Washington limited partnership
Eastman Estates 2920 N. Eastman Road Longview, TX 75605	EMERITOL EASTMAN ESTATES LLC	ESC IV, L.P., a Washington limited partnership

Harbour Pointe Shores 1020 Catala Avenue SE Ocean Shores, WA 98569	EMERITOL HARBOUR POINTE SHORES LLC	Emeritus Corporation